FOR IMMEDIATE RELEASE

July 7, 2006

Contact:

Rosemarie Faccone

Susan Jordan

(732) 577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES NEW ACQUISITION

Freehold, NJ,   July 7, 2006

Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) is pleased to announce the acquisition on July 6th of a 215,720 square foot industrial building at 700 Hudson Road, Spalding County, Griffin, Georgia, for a purchase price of approximately $15,100,000.  The property is net-leased to Caterpillar Logistics Services through November 30, 2016.   The Lease is guaranteed by Caterpillar, Inc.

The building, which was constructed in 2002 and expanded in 2005, was purchased from Jebco Griffin One, LLC and Jebco Griffin Two, LLC, both Georgia limited liability companies owning 59.5173 percent and 40.4827 percent undivided interest respectively.  Stan Johnson Company acted as broker to the seller in this transaction.

Cynthia J. Morgenstern, Executive Vice President, expressed her continued happiness with the Company’s progress in increasing its portfolio of high-quality industrial properties net-leased to investment grade tenants.  “It is with great pride that we welcome Caterpillar Logistics to our impressive list of tenants”.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties.  The Company’s equity portfolio consists of forty-one industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, South Carolina, Kansas, Pennsylvania, Florida, Virginia, Ohio, Wisconsin, Arizona, Georgia, and Colorado.  In addition, the Company owns a portfolio of REIT securities.

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